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                                                                   Exhibit 99.1

                                 August 30, 2002

Dear Stockholder,

Enclosed is your quarterly dividend check for the third quarter, 2002, paid to stockholders of record as of August 15, 2002. As we previously announced, the third quarter dividend is $0.15 per share of common stock.

Many of you were contacted by officers of the Bancorp this spring, and we were pleased with your comments and suggestions. To provide you with information more often than the annual report, we would like to present excerpts from our second quarter news release issued July 19, 2002.

Net income for the second quarter was $938,000. This was $204,000, or 27.9%, greater than the second quarter of 2001. Diluted earnings per share were $.77 for the quarter ended June 30, 2002 compared to $.60 for the comparable 2001 period, an increase of 28.3%. In addition, the trailing twelve-month diluted earnings per share topped $3.00 for the first time.

Net income for the first six months ended June 30, 2002 was $1.8 million, or $467,000 (34.2%) more than net income for the same period in 2001. Diluted earnings per share were $1.49 and $1.10, respectively, for the same periods, an increase of 35.5% in diluted earnings per share.

As mentioned at the annual meeting and in a number of reports, we have been in the process of evaluating our branch network. On August 2, 2002, President Larry
D. Huffman announced plans by Kankakee Federal Savings Bank to construct a full-service branch at 980 North Kinzie in Bradley, Illinois. This new building will replace the present in-store branch in the nearby Super Kmart location and will include drive-in lanes, along with a drive-up ATM.

In addition, President Huffman also announced that Kankakee Federal has acquired land at the southeast corner of the intersection of Prairie Drive and U.S. Routes 45 and 52 in Bourbonnais, Illinois. While no timetable has been established for development of a future branch at this site, planning is in progress.

The good financial results for the first six months of 2002 are a continuation of the substantial increase noted for 2001, and we will continue to seek improved performance through sound financial initiatives, without taking undue risks.

We appreciate your continued support of Kankakee Bancorp, Inc.

                                  Sincerely,

                                  /s/ William Cheffer

                                  WILLIAM CHEFFER
                                  Chairman of the Board